Exhibit 10.10

October 23, 2023

Stephen O’Brien

Via e-mail

Dear Stephen,

I am excited to confirm your promotion to Vice President, Finance and Corporate Controller of Tvardi Therapeutics, Inc. (the “Company”) as we continue to develop breakthrough medicines for cancer, chronic inflammation, and fibrosis. In this letter, I would like to set forth the terms and conditions of your employment relationship with the Company.

Title and Location. Your full-time position will be Vice President, Finance and Corporate Controller working at our corporate offices in Houston, TX. Your employment with the Company shall be subject to the terms and conditions of this letter and your previously provided Invention and Non-Disclosure Agreement. Your promotion will commence on October 23, 2023. You will continue to report to Dan Conn or such other person as designated by the Chief Executive Officer of Tvardi.

Compensation. As an exempt employee, you will initially receive an annual base salary of $240,000 for this role, which will be paid in accordance with the Company’s normal payroll procedures and are subject to the usual required deductions and tax withholdings.

Bonus Program. In addition to your salary, you will be eligible to participate in the Company’s incentive bonus program. The annual target bonus for your position is 20% of your annual base salary, and any award would be based upon both the Company’s achievement, in the discretion of the Company, of its performance goals, determined by the Company’s Board of Directors (the “Board”) and/or the CEO, and your individual performance as determined by your supervisor. You will continue to be eligible to participate in the Company’s Bonus Plan. The actual award, if any, will be subject to the usual required deductions and tax withholdings. In order to be eligible to receive the bonus payment, you must be employed by the Company at the time of payment of the bonus.

Benefit Plans. At this time, the Company utilizes Insperity, a Professional Employer Organization (the “PEO”), which serves in a co-employer relationship for payroll processing and benefit programs. As an employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by Insperity of general applicability that is provided to other employees of the Company. Where a particular benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off. You will be entitled to paid time off benefits in accordance with the Company’s Paid Time Off (“PTO”) policy. Currently, the Company offers full-time employees 15 days of accrued PTO annually for your first year of service, and then increases to 20 days of accrued PTO annually for consecutive years of service. The Company may change this policy from time to time in its sole discretion. Based on your years of service, you are currently entitled to 20 days of accrued PTO annually.

Equity Awards. At year end, it will be recommended that you be granted additional stock options under the Company’s 2018 Stock Incentive Plan, subject to the approval of the Company’s Board of Directors or its Compensation Committee, to purchase shares of the Company’s Common Stock (the “Option”). If approved and provided that you remain in continuous service to the Company on each date, 25% of the Option shares shall vest and become exercisable on the one-year anniversary of your promotion commencement date and an additional 1/48th of the Option shares shall vest and become exercisable on a monthly basis thereafter over the following 36 months, as described in the applicable Plan and your Option grant documents.

At-will Employment and Separation. We are excited to have you as a continuing member of the Company and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes an at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. No provision of this offer letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.

If at any time you decide to leave the Company, we require that you provide at least two-weeks’ notice. This will give the Company an opportunity to make the necessary adjustment to our business operations and transition work assignments accordingly. The Company retains the right to accept your resignation immediately and pay out the amount of compensation you would have earned in place of any further performance. Conversely, if the Company terminates your employment without cause, the Company will provide you with two weeks’ notice, provided, however, that the Company retains the right to pay out the amount of compensation you would have earned in place of any further performance in the event that you are terminated without cause. This paragraph does not alter the ‘‘at-will” language in the preceding paragraph.

Company Policies. As an employee of the Company, you will be expected to continue to abide by the Company’s rules and policies and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. Consequently, as a condition of your employment, you are also required to sign and fully comply with the Invention and Non-Disclosure Agreement.

Conflicting Outside Employment. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest.

Invention and Non-Disclosure Agreement. As a condition of your employment, you are also required to sign and comply with the Company’s standard Assignment of Inventions and Non-Disclosure Agreement that, among other things, requires the assignment to the Company of the intellectual property rights to any invention made during your employment at the Company, and prohibits you from disclosing confidential or proprietary information of the Company.

Offer Acceptance. This offer of employment will expire on October 27, 2023, unless accepted by you in writing prior to such date. If you accept this offer, please sign below to indicate your acceptance and return this document to your supervisor.

Governing Law. This offer and the terms and conditions of your employment shall be interpreted under and governed by the laws of the State of Texas and shall create a binding and enforceable legal obligation under Texas law.

We look forward to many more years with you as an integral team member in our effort to develop breakthrough medicines for cancer, chronic inflammation, and fibrosis.

Sincerely,

/s/ Imran Alibhai
Imran Alibhai, PhD
Chief Executive Officer

Enclosures: Invention and Non-Disclosure Agreement

ACCEPTANCE OF EMPLOYMENT OFFER

I have read, understand, and accept employment on the terms and conditions outlined in this offer letter. I am not relying on any representation made to me by anyone other than as set forth above. I also acknowledge and understand the “at-will” provision, in that it may not be modified or amended except by written agreement signed by me or an authorized representative of the Company.

Signature

/s/ Stephen O’Brien
Printed Name: Stephen O’Brien

Date: October 24, 2023

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